EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

July 26, 2010	Analyst Contact:	Susan Allen:	(203) 499-2409

UIL Holdings Corporation Declares Quarterly Dividend

UIL Holdings Corporation (NYSE: UIL) announced that its Board of Directors declared a quarterly dividend of $0.432 per share on its Common Stock at today’s Board meeting. This dividend is payable October 1, 2010 to shareowners of record at the close of business on September 17, 2010.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 325,000 customers in the Greater New Haven and Bridgeport.  For more information on UIL Holdings, visit us at http://www.uil.com.